                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 aaiPharma Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                [aaiPharma Logo]



                                 AAIPHARMA INC.
                           2320 SCIENTIFIC PARK DRIVE
                        WILMINGTON, NORTH CAROLINA 28405
              -----------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To be Held May 15, 2003
        ----------------------------------------------------------------

To the Company's stockholders:

         The annual meeting of stockholders of aaiPharma Inc., a Delaware corporation, will be held on Thursday, May 15, 2003 at 10:00 a.m., North Carolina time, at the Company's corporate office, located at 2320 Scientific Park Drive, Suite 185, Wilmington, North Carolina 28405. The purpose of the meeting is:

         1. To elect three directors to serve for three-year terms and until their successors are elected and qualified;

         2. To approve the Amended and Restated 1997 Stock Option Plan which amends the existing plan by (a) increasing the amount of options that may be granted to any individual under the plan, and (b) authorizing the issuance of an additional one million five hundred thousand (1,500,000) options to purchase shares of Company common stock;

         3. To amend the Company's Certificate of Incorporation to increase the number of directors from ten to twelve;

         4. To ratify and approve the appointment of Ernst & Young LLP as the independent public accountants for the Company for the fiscal year ending December 31, 2003; and

         5. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

         The record date for the determination of the stockholders entitled to vote at the Annual Meeting or at any adjournment thereof is the close of business March 21, 2003.

         You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                         By Order of the Board of Directors,


                                         Albert N. Cavagnaro
                                         Secretary

Wilmington, North Carolina
April 8, 2003

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND RETURN THE
     ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                [aaiPharma Logo]

                                 AAIPHARMA INC.
                           2320 SCIENTIFIC PARK DRIVE
                        WILMINGTON, NORTH CAROLINA 28405


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS


                                                                   April 8, 2003


         This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of aaiPharma Inc. (the "Company") for use at the annual meeting of stockholders (the "Annual Meeting") to be held on Thursday, May 15, 2003 at 10:00 a.m., North Carolina time, at the corporate office of the Company, located at 2320 Scientific Park Drive, Suite 185, Wilmington, North Carolina 28405, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders with the Company's 2002 Annual Report to Stockholders commencing on or about April 9, 2003.

                          VOTING RIGHTS AND PROCEDURES

         Only stockholders of record of the common stock of the Company at the close of business on March 21, 2003 will be entitled to vote at the Annual Meeting. As of that date, a total of 27,612,539 shares of common stock ("Common Stock") were outstanding, each share being entitled to one vote. There is no cumulative voting. If a stockholder returns a proxy withholding authority to vote the proxy with respect to any or all of the nominees for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee or nominees. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to any such matter.

         Shares of the Company's Common Stock represented by proxies in the form solicited will be voted in the manner directed by the stockholder. If no direction is given, the proxy will be voted FOR the election of the nominees for director named in this Proxy Statement; FOR approving the Amended and Restated 1997 Stock Option Plan which (a) increases the amount of options that may be granted to any individual under the 1997 Stock Option Plan and (b) authorizes the issuing an additional one million five-hundred thousand (1,500,000) options to purchase shares of Company Common Stock under the 1997 Stock Option Plan; FOR the approval to amend the Company's certificate of incorporation to increase the size of the Board of Directors to twelve; and FOR the ratification and approval of Ernst & Young LLP as the Company's independent public accountants for the year ending December 31, 2003. Management of the Company is not aware of any matters to be acted upon at the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting. In the event that any other matters properly come before the Annual Meeting and call for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on these matters. A proxy may be revoked at any time before being exercised by delivery to an officer of the Company of a written notice of termination of the proxy's authority or a duly elected proxy bearing a later date.


                              ELECTION OF DIRECTORS

         The business and affairs of the Company are managed under the direction of its Board of Directors, which is presently comprised of ten members. The Board of Directors is classified, with the directors serving staggered three-year terms. Three directors have been nominated for election to the Company's Board of Directors at the Annual Meeting to hold office until the meeting of stockholders in year 2006 and until their successors have been duly elected and qualified (except in the case of earlier death, resignation or removal). The accompanying proxy may not be voted for more than three directors. The nominees for director have indicated their willingness to serve, but in case they are not candidates at the Annual Meeting, the person named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as director if elected. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting once a quorum is in place is necessary to elect the nominees for director. The Board of Directors recommends a vote FOR the election of the nominees for director. Information concerning the nominees for director and for each director whose term will continue after the Annual Meeting is set forth below.


                              NOMINEES FOR DIRECTOR
                               TERM TO EXPIRE 2006

         John E. Avery, (age 74) joined the Company's Board of Directors in 2000. Mr. Avery is a retired senior executive of Johnson & Johnson, a leading multinational healthcare products company, having served as Company Group Chairman of all operations in Latin America and the Caribbean. Mr. Avery served from 1993 to 1996 as Chairman of each of the Americas Society and the Council of the Americas, each a non-profit organization.

         Frederick D. Sancilio, Ph.D. (age 53) is Executive Chairman of the Board of Directors and Chief Scientific Officer of the Company. With more than 25 years experience in the pharmaceutical industry, Dr. Sancilio worked with Burroughs-Wellcome Co., Schering-Plough Corporation, and Hoffmann-LaRoche, Inc. before founding the Company in 1979.

         William H. Underwood (age 55) is Executive Vice President, Corporate Development of the Company, and has served as Chief Operating Officer from 1995 to 1997, as Executive Vice President since 1992, as Vice President from 1986 to 1992, and as a director since 1996. He has held positions in the pharmaceutical and cosmetic industries for more than 17 years, in positions including Director of Quality Assurance and Director of Manufacturing at Mary Kay Cosmetics, Inc. and Group Leader of Bacteriological Quality Control at Burroughs-Wellcome Co.

                               TERM TO EXPIRE 2005

         John M. Ryan (age 58) has served as a director of the Company since 1996. Mr. Ryan serves as managing partner of Ryan Partners, a business advisory and venture capital firm he founded in July 1996 and vice president of Cetek Corporation, a drug discovery company. Prior to founding Ryan Partners, Mr. Ryan served as a partner of Coopers & Lybrand, LLP (now PricewaterhouseCoopers LLP), an accounting firm, with which he was associated from 1972 to 1996. Mr. Ryan has served as a director of numerous private companies and as an officer and director of several not-for-profit corporations.

         Joseph H. Gleberman (age 45) joined the Company's Board of Directors in 1995. Mr. Gleberman has been employed by Goldman, Sachs & Co., an investment-banking firm, since 1982 and has been a Partner of Goldman, Sachs & Co. since 1990 and as Managing Director since 1996. Mr. Gleberman serves as a director of BackWeb Technologies Ltd., Berry Plastics Corporation, IPC Acquisition Corp. and MCG Capital Corporation. Pursuant to a stockholders' agreement entered into in connection with a 1995 investment in the Company, certain Goldman Sachs investment partnerships have the right to designate one member of the Company's Board of Directors for as long as the investment partnerships collectively own at least 10% of the Company's outstanding Common Stock. Mr. Gleberman is their nominee.

         Richard G. Morrison, Ph.D. (age 66) joined the Company's Board of Directors in 1999. Prior to his retirement in May 2001, Dr. Morrison was an Adjunct Professor of Business at the Cameron School of Business, University of North Carolina at Wilmington for over six years. Dr. Morrison also has more than 30 years of pharmaceutical industry experience, recently acting as a private consultant for medium-sized international pharmaceutical businesses, and having served as General Manager and President of Eli Lilly's operations in Venezuela, Mexico and Brazil.

         Philip S. Tabbiner, D.B.A. (age 47) was elected a director in August 2002 and has served as President and Chief Executive Officer of aaiPharma since July 2002, having previously served as President and Chief Operating Officer from February to June 2002, as Executive Vice President of aaiPharma and President of the Company's Pharmaceutical Division from November 2000 to January 2002. Prior to joining aaiPharma, Dr. Tabbiner held various positions in the pharmaceutical industry over a twenty-year career. Dr. Tabbiner served from December 1998 to November 2000 as a Senior Vice President at Bayer Diagnostics, Bayer Corporation, a manufacturer of medical instruments, and as President of International at Chiron Diagnostics, a manufacturer of medical instruments, from 1997 until Bayer acquired Chiron Diagnostics in 1998. Prior to joining Chiron Diagnostics, Dr. Tabbiner served from 1995 to 1997 as Vice President of Worldwide Sales and Marketing at the Dupont Merck Pharmaceutical Company -- Radiopharm Division.


                               TERM TO EXPIRE 2004

         James L. Waters (age 77) has served as a director of the Company since 1981 and as a non-employee officer from 1982 until 1996. Mr. Waters is a private investor in numerous companies, is president of Cetek Corporation, a drug discovery company, Secretary of Trans-Tek, Inc., an instrument measurement company, and is the founder of Waters Associates, Inc., now known as Waters Corporation, a scientific instrumentation manufacturer.

         James G. Martin, Ph.D. (age 67) joined the Company's Board of Directors in 1999. Dr. Martin has served since 1995 as Corporate Vice President and since 1993 as Chairman of the Research Development Board of Carolinas HealthCare System, a regional healthcare system. Prior to joining Carolinas HealthCare, Dr. Martin served as Governor of the State of North Carolina from 1984 to 1992. Dr. Martin also serves as a director of Duke Energy Corporation, Palomar Medical Technologies, Inc., and Family Dollar Stores, Inc.

         Kurt M. Landgraf (age 56) joined the Company's Board of Directors in 2001. Mr. Landgraf has served since August 2000 as the President and Chief Executive Officer of the Educational and Testing Service in Princeton, New Jersey, the world's largest private educational testing and measurement organization. He served in various positions at E.I. Dupont de Nemours Company and its affiliates from 1980 until 2000, including Chairman and Chief Executive Officer of Dupont Pharmaceuticals Company from January 2000 to May 2000, Executive Vice President and Chief Operating Officer from April 1998 to August 2000, Executive Vice President from November 1997 to April 1998, and Chief Financial Officer from December 1996 to October 1997 of E.I. Dupont de Nemours and Company. Mr. Landgraf serves as director of IKON Office Solutions, Inc., and NDC Health Corporation.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has an Audit Committee consisting of Mr. Ryan and Drs. Martin and Morrison, a Compensation Committee consisting of Mr. Ryan, Mr. Avery, Mr. Landgraf and Dr. Martin, and an Executive and Corporate Governance Committee consisting of Drs. Sancilio, Martin and Morrison and Mr. Landgraf and Mr. Avery. The Audit Committee's function is to review and make recommendations to the Board of Directors with respect to certain financial and accounting matters. The Audit Committee met nine (9) times during the fiscal year ended December 31, 2002. The Compensation Committee's function is to review and make certain determinations with respect to matters concerning the remuneration of employees, officers and directors and to administer the Company's stock option plans. The Compensation Committee met two (2) times during the 2002 fiscal year. The Board of Directors does not have a standing nominating committee. The Executive and Corporate Governance Committee provides guidance and advice to senior management on strategic issues facing the Company and met three (3) times during the fiscal year ended December 31, 2002.

         During the 2002 fiscal year, the Board of Directors held seven (7) meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and Committees on which he served during the period he was a member of the Board of Directors or such Committee.

COMPENSATION OF DIRECTORS

         All non-employee directors receive $3,000 per meeting for attending in person meetings of the Board of Directors and meetings of Board committees not held in connection with a regular Board meeting. Non-employee directors also receive $1,000 per meeting lasting longer than one hour for participating in telephonic meetings of the Board of Directors and $500 for Board committee telephonic meetings. In addition, non-employee directors who serve on the Audit and the Executive and Corporate Governance Committees receive an annual retainer of $15,000 and $10,000, respectively. Each non-employee chair of the Audit, the Executive and Corporate Governance and the Compensation Committees receives an annual retainer of $30,000, $15,000 and $10,000, respectively. Directors are also reimbursed for expenses incurred in connection with attending meetings.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 12, 2003 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors as a group.


                                                                NUMBER OF SHARES               PERCENT OF
                NAME OF BENEFICIAL OWNER                     BENEFICIALLY OWNED (1)            SHARES (2)
                ------------------------                     ----------------------            ----------
Frederick D. Sancilio, Ph.D. (3)(4) ........................          6,220,622                   22.4%
Brown Capital Management, Inc. (5) .........................          4,871,001                   17.7%
The Goldman Sachs Group, L.P. (6) ..........................          3,415,248                   12.4%
James L. Waters (7) ........................................          3,172,549                   11.5%
Lazard Freres & Co. LLC (8) ................................          1,883,715                    6.8%
Royce Associates, LLC (9) ..................................          1,440,600                    5.2%
John E. Avery ..............................................            105,000                       *
Joseph H. Gleberman (10) ...................................                  0                      --
Kurt M. Landgraf ...........................................             34,650                       *
James G. Martin, Ph.D ......................................             90,749                       *
Richard Morrison, Ph.D .....................................             82,499                       *
John M. Ryan ...............................................            101,500                       *
William H. Underwood (11) ..................................            317,470                    1.1%
Phillip S. Tabbiner, D.B.A .................................            157,451                       *
Gregory S. Bentley .........................................            132,452                       *
William L. Ginna, Jr .......................................            112,444                       *
David M. Hurley ............................................             12,500                       *
All executive officers and directors as a group (15 persons)         10,653,447                   37.1%


*     Less than 1%

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Information in the table reflects options granted under the Company's 1995 Stock Option Plan, 1996 Stock Option Plan, 1997 Stock Option Plan and the 2000 Non Employee Director Stock Option Plan to the extent such options are or become exercisable within 60 days. Accordingly, the totals for the following executive officers and directors and all executive officers and directors as a group includes the following shares represented by options: Mr. Ryan, 100,000 shares; Mr. Underwood, 138,987 shares; Dr. Martin, 88,499 shares; Dr. Morrison, 82,499 shares; Mr. Bentley, 109,952 shares; Dr. Sancilio, 107,455 shares; Mr. Waters, 0 shares; Mr. Avery, 75,000 shares; Mr. Landgraf, 34,650 shares; Mr. Ginna, 112,444 shares; Dr. Tabbiner, 116,201 shares; and all executive officers and directors as a group, 1,091,748 shares. The shares in the table reflect the three-for-two stock dividend that was distributed March 10, 2003 to shareholders of record on February 19, 2003.

(2) These calculations are based on an aggregate of 27,608,540 shares issued and outstanding as of March 12, 2003. Options to purchase shares held by a person that are exercisable or become exercisable within the 60-day period are deemed to be outstanding for the purpose of calculating the percentage of outstanding shares owned by that person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.

(3) Dr. Sancilio's address is 1001 North Highway 1, suite 308, Jupiter, Florida 33477.

(4)      Includes 2,325 shares owned by Dr. Sancilio's children.

(5) Based on Schedule 13G filed by Brown Capital Management, Inc. with the Securities and Exchange Commission dated February 5, 2003. The address of Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland 21202. This Schedule 13G indicates that Brown Capital Management, Inc. has sole dispositive power for 4,871,001 shares and sole voting power for 3,959,820 shares.

(6) Goldman, Sachs & Co. ("GS)" is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GSG"). GS, an NASD member, is an investment banking firm that regularly performs services such as acting as a financial advisor and serving as principal or agent in the purchase and sale of securities. GSG and GS may be deemed to own beneficially and indirectly in the aggregate 3,415,248 shares of the Company's Common Stock through certain investment partnerships of which affiliates of GS and GSG are the general partner, managing general partner or managing partner. GS is the investment manager of one or more of the investment partnerships. The address of GS is 85 Broad Street, New York, New York 10004.

(7) Includes 610,135 shares of Common Stock beneficially owned by Mr. Waters' spouse. Mr. Waters' address is 47 New York Avenue, Framingham, Massachusetts 01701.

(8) Based on Schedule 13G filed by Lazard Freres & Co. LLC with the Securities and Exchange Commission dated February 14, 2003. The address of Lazard Freres & Co. LLC is 30 Rockefeller Plaza, 59th Floor, New York, NY 10020. This Schedule 13G indicates that Lazard Freres & Co. LLC has sole dispositive power for 1,883,715 shares and sole voting power for 1,759,365 shares.

(9) Based on Schedule 13G filed by Royce & Associates, LLC with the Securities and Exchange Commission dated January 31, 2003. The address of Royce & Associates, LLC is 1414 Avenue of Americas, New York, NY 10019. This Schedule 13G indicates that Royce & Associates, LLC has sole dispositive power for 1,440,600 shares and sole voting power for 1,440,600 shares.

(10) Mr. Gleberman, a managing director of Goldman, Sachs & Co., disclaims beneficial ownership of the 3,415,248 shares which may be deemed beneficially owned by GSG as described in note (6) above. Mr. Gleberman, a managing director of GS, disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein, if any.

(11)     Includes 1,387 shares owned by Mr. Underwood's children.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, as well as any holders of more than 10% of the Company's Common Stock, to file with the Securities Exchange Commission certain reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Based solely on review of such reports and certain representations furnished to it, the Company believes that during the fiscal year ended December 31, 2002, all officers and directors complied with all applicable Section 16(a) filing requirements except Frederick D. Sancilio submitted two late reports for four acquisition transactions by his spouse for their children that occurred in fiscal years 1999 and 2001 and John Hogan submitted one late report for one acquisition transaction.



                             EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities in 2002 by: (i) the Company's chief executive officer and (ii) the Company's next four most highly compensated employees who were serving as executive officers on December 31, 2002 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM COMPENSATION AWARD
                                                                                   ------------------------------------------------
                                                   ANNUAL COMPENSATION
                                       ----------------------------------------
                                                                                                     SECURITIES
                                       SALARY ($)(1)   BONUS ($)(2)   OTHER         RESTRICTED       UNDERLYING
NAME AND                                                              ANNUAL       STOCK AWARDS     OPTIONS/SARS      ALL OTHER
PRINCIPAL POSITION              YEAR                               COMPENSATION        ($)              (#)(3)      COMPENSATION($)
Frederick D. Sancilio, Ph.D.(4) 2002      407,115         287,000     58,499(5)           0             82,500              0
Executive Chairman and          2001      400,000               0           (6)           0             67,500              0
Chief Scientific Officer        2000      400,000          24,000           (6)           0             67,500              0

Phillip S. Tabbiner,  D.B.A.(7) 2002      397,942         260,750           (6)      418,000(8)        168,000              0
President &                     2001      285,000               0           (6)           0             12,000      65,160(9)
Chief Executive Officer         2000       30,692               0           (6)           0            120,000              0

David M. Hurley (10)            2002      309,615         161,000           (6)           0            300,000              0
Executive Vice President        2001          -               -             -            -                -               -
                                2000          -               -             -            -                -               -


William L. Ginna, Jr. (11)      2002      260,000         122,050    30,000(12)           0            187,500          3,000
Executive Vice President &      2001      209,750               0           (6)           0                  0          3,000
Chief Financial Officer         2000      180,000          33,000           (6)           0            112,500      14,498(9)

Gregory S. Bentley              2002      225,000         182,750           (6)           0             75,000          3,000
Executive Vice President        2001      184,750               0           (6)           0                  0          3,000
& General Counsel               2000      175,000          19,250           (6)           0             45,000          3,000

William H. Underwood            2002      202,800          95,840           (6)           0             37,500              0
Executive Vice President        2001      191,769               0           (6)           0                  0          1,005
                                2000      165,000               0           (6)           0             37,500          2,438

(1)      Includes salary amounts deferred pursuant to the Company's 401(k) plan.

(2) Includes discretionary bonuses granted in March 2002 to the following executives in the following amounts: Dr. Sancilio, $140,000; Dr. Tabbiner, $99,750; Mr. Ginna, $75,250; Mr. Bentley, $66,500; and Mr.
         Underwood, $35,000. The bonuses were paid in April 2002, unless the executive elected to defer receipt of the bonus until the future. If the deferral election was made, the executive received 100% of the bonus in January 2003 and will receive an additional 100% of the bonus in January 2004, unless the deferring executive voluntarily leaves our employment prior to the payment date. Dr. Sancilio, Dr. Tabbiner, Mr. Ginna, and Mr. Bentley each elected to defer the bonus payment.

(3) The aggregate value of the restricted shares at December 31, 2003 was Share amounts have been adjusted to reflect the 3-for-2 stock split effected by a stock dividend paid on March 10, 2003.

(4)      Dr. Sancilio served as our Chief Executive Officer until July 1, 2002.

(5) Such amounts include $24,414 for reimbursement for non-business use of the Company's aircraft and $20,946 for reimbursement for accounting fees and club memberships pursuant to Dr. Sancilio's employment agreement with the Company.

(6)      Amounts received do not exceed the lesser of $50,000 or 10% of salary.

(7)      Dr. Tabbiner commenced employment with the Company on November 15,
         2000.

(8) The aggregate value of the restricted shares at December 31, 2002 was $350,500. These shares will vest on August 2, 2005 and the shares have a right to dividends declared by the Company.

(9)      Relocation expense reimbursement.

(10)     Mr. Hurley commenced employment with us on February 4, 2002.

(11)     Mr. Ginna commenced employment with the Company on February 1, 2000.

(12)     Includes reimbursement of $24,000 for a country club membership.

         The following table sets forth certain information with respect to options granted during 2002 to the executive officers named in the Summary Compensation Table. Share amounts and exercise price per share have been adjusted to reflect the 3-for-2 stock split effected by a stock dividend paid on March 10, 2003.

                          STOCK OPTION GRANTS IN 2002

                                               INDIVIDUAL GRANTS
                             -----------------------------------------------------
                                                                                      POTENTIAL REALIZABLE
                             NUMBER OF     PERCENT OF                                    VALUE AT ASSUMED
                             SECURITIES      TOTAL                                    ANNUAL RATES OF STOCK
                             UNDERLYING   OPTIONS/SARS                                PRICE APPRECIATION FOR
                              OPTIONS      GRANTED TO      EXERCISE                       OPTION TERM (1)
 NAME AND                     GRANTED     EMPLOYEES IN      PRICE      EXPIRATION     ----------------------
 PRINCIPAL POSITION           (#) (2)      FISCAL YEAR      ($/SH)       DATE            5%($)      10%($)
 ------------------           -------      -----------      ------       ----            -----      ------
 Frederick D. Sancilio, Ph.D.    52,500        2.0%         16.29       1/13/12         411,026   1,160,882
                                 30,000        1.1%         14.73       5/17/12         212,447     600,026
 Philip S. Tabbiner, D.B.A.      40,500        1.5%         14.81       1/13/12         377,044     955,504
                                 15,000        0.6%         19.38       4/26/12         182,788     463,221
                                 37,500        1.4%         14.96       5/10/12         352,731     893,890
                                 75,000        2.8%         11.45       8/2/12          539,749   1,367,829
 David M. Hurley                 37,500        1.4%         14.96       5/10/12         352,731     893,890
                                120,000        4.5%         11.71       7/25/12         883,722   2,239,527
                                142,500        5.4%         11.45       8/2/12        1,025,522   2,598,876
 William L. Ginna, Jr.           45,000        1.7%         14.81       1/13/12         418,938   1,061,670
                                 15,000        0.6%         14.96       5/10/12         141,093     357,556
                                127,500        4.8%         11.45       8/2/12          917,573   2,325,310
 Gregory S. Bentley              45,000        1.7%         14.81       1/13/12         418,938   1,061,670
                                 15,000        0.6%         14.96       5/10/12         141,093     357,556
                                 15,000        0.6%         10.76       8/23/12         101,472     257,150
 William H. Underwood            22,500        0.9%         14.81       1/13/12         209,469     530,835
                                 15,000        0.6%         14.96       5/10/12         141,093     357,556

(1) Potential realizable value is based on an assumption that the price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) The options vest in one-third increments at each of the first, second, and third anniversaries of the grant date except that the options granted on August 2, 2002 vest on the seventh anniversary of the grant date, but may vest sooner if certain financial targets are met.

         The following table sets forth certain information with respect to the number of shares underlying unexercised options adjusted for the 3-for-2 stock split, and the value of unexercised options held at fiscal year end by the Named Executive Officers:


                     AGGREGATED 2002 YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                      OPTIONS                   AT FISCAL
                              AT FISCAL YEAR-END(#)          YEAR-END($)(1)
NAME AND                      ----------------------         --------------
PRINCIPAL POSITION          EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
------------------          -------------------------  -------------------------
Frederick D. Sancilio, Ph.D.      67,455 / 150,045         222,150 / 152,295
Philip S. Tabbiner, D.B.A.        85,200 / 214,800         300,432 / 154,768
David M. Hurley                     0 / 300,000                 0 / 0
William L. Ginna, Jr.            74,961 / 225,039         256,146 / 128,334
Gregory S. Bentley                89,970 / 90,030          310,299 / 68,116
William H. Underwood             114,497 / 62,024          206,176 / 70,045


(1) Market value of underlying securities at fiscal year end minus the exercise price of "in-the-money" options.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table sets forth the aggregate number of options issued and available for issuance as of December 31, 2002 and the weighted average exercise price of the outstanding options in each case, adjusted for the 3-for-2 stock split.

                                                    Number of securities
                                                      to be issued upon        Weighted average
                                                         exercise of          exercise price of     Number of securities
                                                    outstanding options,     outstanding options,    remaining available
                  Plan Category                      warrants and rights     warrants and rights     for future issuance
                  -------------                      -------------------     --------------------   --------------------
Equity compensation plans approved by security            5,408,977                 $10.71                1,321,517
holders
Equity compensation plans not approved by                     -                       -                      --
security holders
TOTAL                                                     5,408,977                 $10.71                1,321,517


EMPLOYMENT AND COMPENSATION AGREEMENTS

         On November 17, 1995, the Company entered into an employment agreement with Dr. Frederick D. Sancilio. The employment agreement renews automatically for successive one-year periods unless either party notifies the other party of an intention not to extend the term. Dr. Sancilio currently serves as aaiPharma's Executive Chairman of the Board and Chief Scientific Officer. Prior to July 2002, he served as Chairman of the Board of Directors and Chief Executive Officer. The Company is required under this agreement to use best efforts to cause Dr. Sancilio to be elected to the Company's board of directors, the boards of directors of any of affiliated corporations on which Dr. Sancilio served on November 17, 1995, and the board of directors of any majority-owned subsidiary of aaiPharma acquired after November 17, 1995.

         Dr. Sancilio's annual salary was increased from $400,000 to $440,000 effective January 1, 2002. The salary paid to Dr. Sancilio may be increased but not reduced by the board of directors without Dr. Sancilio's approval. In July 2002, Dr. Sancilio's salary was adjusted to $400,000 to reflect his new role as Executive Chairman and Chief Scientific Officer. The employment agreement provides that Dr. Sancilio will be eligible to receive bonus compensation of up to 50% of his annual salary if the Company attains performance objectives set jointly by the board of directors and Dr. Sancilio. In addition, Dr. Sancilio is eligible to participate in the Company's employee benefit plans made available generally to executive officers and any other aaiPharma compensation or incentive plans, to receive an automobile allowance, and to receive other perquisites not to exceed, in the aggregate, $35,000 per year.

         The employment agreement permits the Company to terminate Dr. Sancilio's employment at any time, with or without cause. However, if the Company terminates Dr. Sancilio's employment without cause or if Dr. Sancilio terminates his employment within 90 days after a "constructive discharge," Dr. Sancilio would be entitled to receive payments aggregating three times his then current annual salary. These payments would be made in monthly installments over two years, during which time Dr. Sancilio would continue to receive his medical and life insurance benefits. Under the employment agreement, a "constructive discharge" includes, among other things, the removal of Dr. Sancilio from the positions of Chairman of the Board, a reduction in Dr. Sancilio's responsibilities, or the relocation of the Company's principal executive offices by more than 30 miles from its current location. The employment agreement requires Dr. Sancilio to refrain from certain activities in competition with aaiPharma for a period of two years after the termination of his employment for any reason.

         All of the Company's executive officers will be entitled to a one-year salary if they are terminated without cause. Other than these arrangements and Dr. Sancilio's agreement described above, no executive officer of the Company has an employment contract with aaiPharma.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICY

         The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for establishing compensation policies applicable to the Company's executive officers and administering the Company's stock option plans. The goal of the Compensation Committee is to attract, retain and reward high-quality executives by aligning their compensation with the long-term financial health of the Company and long-term stockholder interests. The Compensation Committee is composed entirely of outside directors of the Company. The Compensation Committee's compensation policies are intended to provide compensation at with competitive with other companies of similar size in the same industry.

BASE SALARIES

         The Compensation Committee reviews and approves the initial compensation packages of all new executives to ensure that such packages are consistent with competitive practices and level of responsibility. The Compensation Committee annually reviews each executive officer's salary and determines the amount of increase based accomplishment of individual and corporate goals. These goals include are based on financial, operational and scientific achievements. The annual salary review is assisted by information derived from published reports on other companies in our industry. The salary analysis also contemplates the total mix of cash, bonus and equity components of compensation of each executive officer to ensure that each member of management and the Company's long-term interests are sufficiently aligned.

CASH BONUSES

        In addition to base salary, executives and managers are eligible to receive performance-based bonuses from time to time. The amount of the bonus and any performance criteria vary with the position and role of the individual. A cash bonus was awarded to each of the executive officers during 2002.

STOCK OPTIONS

         The Compensation Committee recognizes the importance of stock ownership by its senior executives and that such options are an integral component of executive compensation. The goals of the Company's option plans are to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of officers and key employees in the financial performance of the Company. The opportunity for individual financial growth tied to the financial growth of the Company helps ensure that the executives' and Company's interests are similarly focused. The Compensation Committee periodically reviews the Plans to ensure that they are structured to reflect the benefits offered by other companies in the Company's industry.

         The Company adopted two stock option plans in November 1995, but did not grant any options to employees until April 1996. The Company's stockholders approved an additional Stock Option Plan in May 1997 and amended the 1997 Plan in 1998, 2000, 2001 and 2002 to increase the number of options which may be granted. The Company granted 1,188,000 options to the executive officers, as a group, in 2002.

COMPENSATION PAYABLE TO THE EXECUTIVE CHAIRMAN

         Until June 2002, Dr. Sancilio served as the Company's Chief Executive Officer. His 2002 salary was determined pursuant to a renewable three-year employment agreement with the Company dated November 17, 1995. The Company entered into the employment agreement in connection with, and as a part of, the Company's sale of preferred stock to certain institutional investors on November 17, 1995 (the preferred stock was converted into common stock upon completion of the Company's initial public offering in September 1996). The Board of Directors has delegated to the Compensation Committee its authority under the agreement to set Dr. Sancilio's base salary and determine the amount and performance criteria for the payment of bonuses. Under the agreement, Dr. Sancilio's base salary is to be reviewed at least annually. The agreement provides that base salary may be increased in light of Dr. Sancilio's performance, competitive levels of compensation and other factors the Compensation Committee deems relevant. The salary paid to Dr. Sancilio may be increased but not reduced by the board of directors without Dr. Sancilio's approval.

         The Board of Directors increased Dr. Sancilio's annual salary from $400,000 to $440,000 effective January 1, 2002. In July 2002, Dr. Sancilio's salary was adjusted to $400,000 to reflect his new role as Executive Chairman and Chief Scientific Officer. The agreement also provides for a bonus, of up to 50% of base salary, if the Company attains target performance objectives agreed upon by the Compensation Committee and Dr. Sancilio. Dr. Sancilio was awarded a bonus of $147,000 in March 2003.

         Under the agreement, Dr. Sancilio is also eligible to participate in other compensation or incentive plans in which other senior executives are eligible to participate. The Compensation Committee recommended, and the Board of Directors unanimously approved two option grants to Dr. Sancilio, of 52,500 and 30,000 options to purchase shares of AAI common stock at $16.29 and $14.73, respectively. The exercise price was determined by multiplying (x) the average of the high and low trading prices on the date the options were granted by (y) 110%, as required under the 1997 Stock Option Plan.

         Dr. Philip S. Tabbiner was elected Chief Executive Officer effective July 1, 2002. Dr. Tabbiner's salary was determined after a review of his accomplishments in furthering the strategic goals of the Company. Dr. Tabbiner's base salary was set at $500,000.

CAP ON DEDUCTION OF EXECUTIVE COMPENSATION

         Under Section 162(m) of the Internal Revenue Code, a public company may not deduct more than $1 million in compensation paid to one of its senior executive officers, unless the excess amount is performance-based compensation satisfying certain rules. The Company's stock option plans are designed to qualify under the performance-based compensation requirements of this provision. Due to current salary levels and anticipated bonus targets, the Compensation Committee believes that it is unlikely that application of Section 162(m) will prevent the Company from claiming a deduction for the amount of compensation paid to senior executive officers.

                                            Compensation Committee


                                            John Avery
                                            Kurt Landgraf
                                            James G. Martin, Ph.D.
                                            John M. Ryan, Chairman

                                PERFORMANCE GRAPH

       The rules of the Securities and Exchange Commission require the Company to include in this Proxy Statement a line graph presentation comparing cumulative total stockholder returns for the period beginning January 1, 1998 and ending on December 31, 2002 with a published industry index or line-of-business index. The Company has selected the NASDAQ Industrial Average and a composite peer group consisting of Biovail Corp., Forest Laboratories, Inc., and Watson Pharmaceuticals, Inc. (the "Specialty Pharmaceutical Peer Group"). The graph assumes that $100 was invested on January 1, 1998 in AAI stock, the index and the peer group, and the reinvestment of all dividends. The past performance of Company Common Stock is not necessarily indicative of future performance.


                          [PERFORMANCE GRAPH OMITTED]

                             12/31/1997    12/31/1998    12/31/1999    12/31/2000    12/31/2001    12/31/2002
                             ----------    ----------    ----------    ----------    ----------    ----------
AAI                             100          105.30         53.30         61.74        152.48         84.97
NASDAQ                          100          106.82        183.37        121.45        113.77         84.33
Specialty Pharmaceutical
  Peer Group                    100          130.12        178.23        177.24        191.50        137.66

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In November 1995, GS Capital Partners II, L.P., G.S. Capital Partners II Offshore, L.P., Bridge Street Fund 1995, L.P., Stone Street Fund, L.P., and Goldman Sachs & Co., Verwaltungs GmbH, each an investment partnership managed by an affiliate of The Goldman Sachs Group Ltd., purchased shares of preferred stock of the Company. All outstanding shares of preferred stock were converted into Common Stock in conjunction with the Company's public offering of common stock in September 1996. These Goldman Sachs investment partnerships own 3,415,248 shares of the Company's Common Stock. Pursuant to a stockholder agreement entered into in connection with their 1995 investment, the Goldman Sachs investment partnerships have the right to designate one member of the Company's Board of Directors for so long as they and their affiliates (which include Goldman, Sachs & Co.) beneficially own 10% or more of the outstanding shares of the Company's Common Stock. Pursuant to the stockholders agreement, Joseph Gleberman, a managing director of Goldman, Sachs & Co., serves as one of the Company's directors.

         In connection with the 1995 investment, the Company agreed that so long as the Goldman Sachs investment partnerships beneficially own 5% or more of the outstanding shares of the Company's Common Stock, the Company will retain Goldman, Sachs & Co. or an affiliate to perform all investment banking services for the Company for which an investment banking firm is retained, and to serve as managing underwriter of any offering of the Company's capital stock on customary terms, consistent with an arm's-length transaction. If the Company cannot agree to the terms of an engagement with Goldman, Sachs & Co. or their affiliates after good faith discussions, the agreement permits the Company to engage any other investment banking firm. However, Goldman, Sachs & Co. would be entitled to serve as co-managing underwriter in any underwritten offering of the Company's capital stock.

         In addition, in that 1995 investment transaction, the Company granted to the Goldman Sachs investment partnerships, and other stockholders including Dr. Frederick Sancilio, James Waters and William Underwood, all current directors of the Company, rights to cause the Company to register for sale the shares of Common Stock they beneficially owned at that time.

         In 1994, as part of the Company's internal development program, the Company organized Endeavor Pharmaceuticals, Inc. to continue development of products that the Company had been developing internally. The Company assigned the its rights to these products to Endeavor in return for approximately 47% of Endeavor's fully diluted equity. The Company also entered into a contract with Endeavor to continue product development and clinical supply manufacture and granted to Endeavor, under certain circumstances, the first right to purchase additional propriety hormone pharmaceutical products that the Company develops. Although this contract terminated in April 2001, Endeavor's right to purchase internally developed hormone products that the Company may develop survives through April 2004. As the result of subsequent investments in Endeavor by third parties, including the Goldman Sachs investment partnerships, the Company's ownership interest in Endeavor has been diluted to approximately 13% of the common stock of Endeavor outstanding on a fully diluted basis at December 31, 2002. At December 31, 2002, the Goldman Sachs investment partnerships beneficially owned approximately 13.9% of Endeavor's common stock on a fully diluted basis, while Dr. Frederick D. Sancilio owned 0.8% and the Waters Foundation, an affiliate of James Waters owned 0.6%. Pursuant to an agreement among the Endeavor stockholders, the Company has the right to designate one of the seven members of Endeavor's board of directors. Dr. Sancilio currently serves as the Company's designee on Endeavor's board.

         Pursuant to the Company's product development and supply agreements with Endeavor, the Company had net sales to Endeavor of approximately $1.1 million in 2002, $0.2 million in 2001, and $0.7 million in 2000. These amounts were charged at the Company's commercial rates similar to those charged to other clients. The Company had approximately $292,000 and $79,000, in related accounts receivable from Endeavor at December 31, 2002 and 2001, respectively. In February 2000, the Company purchased product rights to an estradiol product and validated manufacturing equipment from Endeavor as consideration for reducing Endeavor's outstanding receivable and work-in-progress balances. Endeavor assigned to the Company the rights to this estradiol product, a generic version of estradiol approved by the FDA, and the related commercialization contract between Endeavor and a third party. Under the commercialization agreement, the Company will be entitled to certain minimum royalties if the third party manufactures and distributes estradiol. Endeavor also sold a piece of manufacturing equipment and related accessories to the Company. As consideration for these product and contract rights and equipment, the Company agreed to reduce Endeavor's outstanding receivable balance from approximately $2.9 million, including work-in-process, to $950,000. The terms of this transaction resulted from negotiations between Endeavor and the Company. The Company believes this transaction was fair to the Company based on the Company's estimate of the value of the outstanding receivable and work-in-progress balances the Company reduced, compared to the value of the rights and equipment the Company acquired.

         The Company organized Aesgen, Inc. with an affiliate of the Mayo Clinic in 1994 and funded it in 1995 with an affiliate of the Mayo Clinic, MOVA Pharmaceutical Corporation and certain other investors. The Company's initial common stock investment in Aesgen was distributed to Company shareholders prior to the Company's initial public offering in 1996. As a result, the Company's directors and executive officers beneficially own the following percentages of the fully diluted common equity of Aesgen as of December 31, 2002: Dr. Sancilio, 3.7%, Mr. Waters, 5.0% and Mr. Underwood, 0.3%. In addition, the Goldman Sachs investment partnerships own 1.8% of the fully diluted common equity of Aesgen as of January 31, 2002. In January 2001, the terms of the non-convertible, redeemable preferred stock the Company received in connection with the Company's 1995 investment in Aesgen were amended to make that class of stock convertible into Aesgen common stock. In October 2001 the Company agreed to provide research services to Aesgen, in exchange for up to $1.1 million of Aesgen convertible preferred stock. Through December 31, 2001, the Company had performed $580,000 of services under the agreement but had not been issued any shares of convertible preferred stock. As of December 31, 2002, the Company owned approximately 10.0% of the common equity of Aesgen on a fully diluted basis. If all $1.1 million of services are performed, the Company expects to own 14.2% of Aesgen on a fully diluted basis.

         At the time of the Company's 1995 investment in Aesgen, the Company entered into a development agreement with Aesgen. Under this agreement, the Company had the right to provide product development and support services to Aesgen with respect to the generic drugs being developed by Aesgen, provided that the Company's fees for such services were comparable to those of a competitor. In addition, the Company was obligated not to develop for the Company's own account or for any other person, any formulation of the generic products then under development by Aesgen. In 1996, the Company sold to Aesgen marketing rights to a pharmaceutical product that the Company was developing. Under the agreement, Aesgen paid a license fee and would pay additional royalties upon marketing the product. In December 2001 the Company agreed to purchase from Aesgen a number of generic product development projects including the rights to associated abbreviated new drug applications that have been filed with or approved by the FDA. In exchange for the rights to these products, the Company agreed to terminate the 1995 development agreement and the 1996 license agreement with Aesgen described above, and to release Aesgen from any and all liabilities owed to the Company under these contracts, including approximately $0.7 million of work-in-progress and accounts receivable. Furthermore, as a result of this transaction, the Company will have the right to receive royalties that were formerly payable to Aesgen by MOVA Pharmaceutical Corporation with respect to the abbreviated new drug applications the Company acquired from Aesgen. The terms of this transaction resulted from negotiations between Aesgen and the Company. The Company believes this transaction was fair to the Company.

         In February 2002, the Company purchased a generic injectable vitamin D product from Aesgen that the Company intends to market and promote under the Company's Aquasol brand name as Aquasol D. The Company made an initial payment of $1.0 million for this product and agreed to make additional contingent milestone payments of up to $1.5 million and royalty payments equal to 30% of the net sales of Aquasol D, less costs incurred in its manufacture and marketing, for the eight-year period following the first commercial sale of this product.

         The Company recognized net revenues of approximately $494,000, $86,000, and $100,000, from Aesgen in 2002, 2001 and 2000, respectively. The Company had no accounts receivable or work-in-progress at December 31, 2001, and had approximately $248,000 of accounts receivable and $377,000 of work-in-progress at December 31, 2000.

         Mr. Waters and Dr. Sancilio have agreed to sell the Company up to a total of 363,809 shares of the Company's Common Stock to provide the shares for issuance pursuant to the Company's 1995 Stock Option Plan. Upon the exercise of a stock option awarded under the 1995 plan, the Company is entitled to purchase from Mr. Waters and Dr. Sancilio the same number of shares at the exercise price of the option, $5.57 per share. As of December 31, 2002, options to acquire 9,338 shares of the Company's Common Stock were outstanding under the Company's 1995 Stock Option Plan. The Company acquired from Mr. Waters no shares in 2002, 39,198 shares in 2001 for $218,202, and 4,167 shares in 2000 for $23,296, and the Company acquired from Dr. Sancilio no shares in 2002, 47,910 shares in 2001 for $266,699, 5,094 shares in 2000 for $28,356.

             APPROVAL OF AMENDED AND RESTATED 1997 STOCK OPTION PLAN

         Under the proposed Amended and Restated 1997 Stock Option Plan, the Company will be authorized to grant options to purchase up to 6,591,000 shares of Common Stock, an increase of 1,500,000 shares from the current 1997 Stock Option Plan. The Board anticipates that the 1,500,000 additional options, combined with the options currently available for grant under the 1996 Stock Option Plan and the current 1997 Stock Option Plan, should be sufficient for employee grants through the year 2005, unless the Company undertakes a significant acquisition in such period. The Compensation Committee has recommended, and the Board has approved, the Amended and Restated 1997 Stock Option Plan, authorizing the Company to issue up to 6,591,000 options to purchase the Company's Common Stock. In addition, the amendment will increase the total number of options that may be granted any individual under the 1997 Stock Option Plan from 300,000 to 1,000,000.

         The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting once a quorum is met, is necessary to approve the Amended and Restated 1997 Stock Option Plan. The Board of Directors recommends the Company's Stockholders vote FOR approving the Amended and Restated 1997 Stock Option Plan.

         The following is a summary description of the principal terms of the proposed Amended and Restated 1997 Stock Option Plan but does not purport to be complete and is qualified in its entirety by the full text of the Amended and Restated 1997 Stock Option Plan. Stockholders may obtain a copy of the Amended and Restated 1997 Stock Option Plan free of charge by contacting the Company at 2320 Scientific Park Drive, Wilmington, North Carolina 28405, attention:
Investor Relations.

         The purpose of the Amended and Restated 1997 Stock Option Plan is to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of officers and key employees in the financial performance of the Company. The Amended and Restated 1997 Stock Option Plan will be administered by the Compensation Committee. The Compensation Committee will have the authority to interpret the terms and provisions of, and adopt, amend and rescind general and special rules relating to the administration of the Amended and Restated 1997 Stock Option Plan and to make all other determinations necessary and advisable for the administration of the Amended and Restated 1997 Stock Option Plan. All of the Company's employees will be eligible to receive stock options to purchase shares of Common Stock ("Options") pursuant to the Amended and Restated 1997 Stock Option Plan. At December 31, 2002, a total of 4,230,343 (adjusted for the 3-for-2 stock split effected by a stock dividend paid March 10, 2003) options had been awarded and were outstanding under the 1997 Stock Option Plan.

         Awards of Options may be made to officers and other key employees of the Company or its subsidiaries ("Optionees"). The Amended and Restated 1997 Stock Option Plan permits awards of Options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and nonqualified options. The

Compensation Committee is authorized to establish the exercise price of Options, although the per share exercise price for Options intended to qualify as incentive stock options may not be less than 100% of the fair market value of a share of Common Stock on the date of grant (110% for certain 10% stockholders). The exercise price per share of any Option awarded under the Amended and Restated 1997 Stock Option Plan may not be less than 100% of the fair market value of a share of Common Stock on the date of grant of the Option. The market value of Common Stock at March 21, 2003 was $8.24 per share. The Compensation Committee is authorized to set the term of the Options, which may be no longer than 10 years (5 years for certain Options intended to qualify as incentive stock options).

         Options awarded under the Amended and Restated 1997 Stock Option Plan will become exercisable as determined by the Compensation Committee. The Options become immediately exercisable upon completion of certain transactions involving a change in control of the Company or a sale by the Company of all or substantially all of its assets. Unexercised Options will expire thirty days after termination of the Optionee's employment, other than as a result of death, disability or retirement, in which cases Options may be exercised for a specified period after termination of employment. Options may not be transferred other than by will or the laws of descent and distribution or pursuant to certain qualified domestic relations orders.

         The number of options that will be awarded under the Amended and Restated 1997 Stock Option Plan in 2003 is not determinable. However, in 2002, Frederick D. Sancilio, Executive Chairman and Chief Scientific officer, received 82,500 options, Philip S. Tabbiner, President and Chief Executive Officer, received 168,000 options, David M. Hurley, Executive Vice President, received 300,000 options, William L. Ginna, Jr., Executive Vice President and Chief Financial Officer, received 187,500 options, Gregory S. Bentley, Executive Vice President and General Counsel, received 75,000 options, and William H. Underwood, Executive Vice President, received 37,500 options, each under the 1997 Stock Option Plan. The aggregate options granted in 2002 under the 1997 Stock Option Plan to all (i) current executive officers as a group was 1,188,000, (ii) current directors who are not executive officers as a group was 105,000, and (iii) employees (including all current officers who are not executive officers) was 1,347,821.


         CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to Options awarded under the Amended and Restated 1997 Stock Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

         An Optionee will not recognize any taxable income upon the grant of a nonqualified option, and the Company will not be entitled to a tax deduction with respect to such grant. Upon exercise of a nonqualified option, the excess of the fair market value of the shares on the exercise date over the exercise price will be taxable as compensation income to the Optionee. Subject to the Optionee including such excess amount in income or the Company satisfying applicable reporting requirements, the Company should be entitled to a tax deduction in the amount of such compensation income. The Optionee's tax basis for the shares received pursuant to such exercise will equal the sum of the compensation income recognized and the exercise price.

         In the event of a sale of shares received upon the exercise of a nonqualified option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such stock was more than one year.

         Generally, an Optionee should not recognize taxable income at the time of grant or exercise of an incentive stock option and the Company should not be entitled to a tax deduction with respect to such grant or exercise. The exercise of an incentive stock option generally will give rise to an item of tax preference that may result in alternative minimum tax liability for the Optionee.

         A sale or other disposition by an Optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such Optionee and more than two years after the date of grant of the incentive stock option should result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the Optionee with no deduction being allowed to the Company. Upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one year after the transfer of the shares to the Optionee or within two years after the date of grant of the incentive stock option (including the delivery of such shares in payment of the exercise price of another incentive stock option within such period), any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Option and (ii) the amount realized on such disqualifying sale or other disposition of the shares over (b) the exercise price of such shares, should constitute ordinary income to the Optionee and the Company should be entitled to a deduction in the amount of such income. The excess, if any, of the amount realized on a disqualifying sale over the fair market value of the shares at the time of the exercise of the Option generally will constitute short-term or long-term capital gain and will not be deductible by the Company. Special rules may apply to Optionees who are subject to Section 16 of the Exchange Act.

         Under certain circumstances the accelerated vesting or exercise of Options in connection with a change of control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of section 280G of the Internal Revenue Code. To the extent it is so considered, the Optionee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

         SECTION 162(m). Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. Compensation attributable to Options granted under the Amended and Restated 1997 Option Plan should not be subject to such deduction limitations.


               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION

         By a Board of Directors vote on January 30, 2003, the Board of Directors unanimously recommended to the stockholders that the Company amend the Company's Certificate of Incorporation (the "Charter") to increase the maximum number of directors from ten (10) to twelve (12). The Company's Board of Directors consists of ten members. An affirmative vote of 75% of the issued and outstanding shares of the Company's Common Stock is required to approve the proposed amendment. The Board of Directors believes that the number of Directors should be increased to provide greater breadth of industry and international experience to oversee the Company's business affairs. The Company does not presently have any candidates for the proposed new directorships, but intends to seek candidates to augment the current array of experience resident on the Board.

         The Board of Directors recommends a vote FOR the approval of the amendment of the Company's Certificate of Incorporation.


AUDIT COMMITTEE REPORT


         The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs Audit Committee composition. The requirement that Audit Committee members all be "independent directors" as that term is defined by NASD Rule 4200 (a)(15). One Committee member, John Ryan, is an officer of a company which, due to the ownership interest of James L. Waters, another AAI director, of that company and Mr. Waters' beneficial ownership of approximately 12.7% of the outstanding shares of the Company's Common Stock, may technically qualify the other company as an affiliate of AAI and thus call into question Mr. Ryan's independence under the NASDAQ rules and his ability to serve on the Company's Audit Committee. The full board, with Mr. Ryan abstaining, determined that in light of (a) his long tenure and experience on the Company's Audit Committee and intimate knowledge of the Company's activities and systems coming within the scope of the Audit Committee, (b) his function as Chairman of said Committee during the entire time since the Company went public, (c) his experience, unique among the members of the Company's Board of Directors and Audit Committee, as a certified public accountant and expert in accounting matters; (d) his experience as an audit partner at Coopers & Lybrand, (e) the distant and tenuous nature of the technical factual basis for his lack of independence as defined by NASDAQ Rule 4200(a)(15), and (f) his actual independence as a non-employee director of the Company, pursuant to NASDAQ Rule 4350(d)(2), under these exceptional and limited circumstances, that membership on the Audit Committee by John Ryan is required in the best interests of the Company and its stockholders.


         The Audit Committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for preparing the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report or Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Board adopted a written Charter of the Audit Committee in 2001.

         The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.

         The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The committee held nine (9) meetings during fiscal 2002. The Company incurred the following fees for services performed by Ernst & Young LLP in fiscal 2002.


AUDIT FEES

         The Company has been billed $432,764 and $884,921 in 2001 and 2002, respectively, for fees services rendered by Ernst & Young in the audit of the Company's financial statements and the review of Forms 10-Q ("Audit Services").

AUDIT-RELATED FEES

         The Company has been billed $51,776 and $330,921 in 2001 and 2002, respectively, for fees related to the performance of the audit of the Company's financial statements and the review of Forms 10-Q ("Audit-Related Services"). The Audit-Related Services include assistance in the purchase price allocation of the Company's recently acquired pharmaceutical products, audit services concerning the Company's 401k plan, and various accounting and audit related tax accounting assistance.

TAX FEES

         Aggregate fees billed for all tax compliance, tax advice and tax planning services rendered by Ernst & Young LLP in 2001 and 2002 are $378,657 and $605,692. These fees are for services rendered in the areas of international tax planning, transfer pricing documentation, state and local tax preparation assistance, tax compliance and general tax consulting.

ALL OTHER FEES

         No other fees were paid to Ernst & Young LLP in 2001 and 2002.

         Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, on January 29, 2003 the audit committee adopted the policy described below to pre-approve all audit and permissible non-audit services provided by the independent auditor after such date.

         Prior to engagement of the independent auditor for the next year's audit, management will submit an aggregate of services expected to be rendered during that year for each of the four categories of services listed below to the audit committee for approval.

         1. Audit services, which include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

         2. Audit-related services for assurance and related services that are traditionally performed by the independent auditor, such as due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

         3. Tax services, which include services performed by the independent auditor's tax personnel other than services specifically related to the audit of the financial statements, such as tax compliance, tax planning, and tax advice.

         4. Other services, which include services not captured in the other categories.

         Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise that make it necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval of the services before engaging the independent auditor.

         The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

         The Audit Committee considered whether the provision of all services unrelated to the Audit Services are compatible with maintaining Ernst & Young LLP's independence in performing its Audit Services.

         In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company's independent auditors for fiscal year 2003.


                                                   James G. Martin, Ph.D.
                                                   Richard G. Morrison, Ph.D.
                                                   John M. Ryan, Chairman



                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2003. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

         The Board of Directors recommends the Company's stockholders vote FOR ratifying the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2003.

                  STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

         Under the applicable rules of the Securities and Exchange Commission, a stockholder who wishes to submit a proposal for inclusion in the proxy statement of the Board of Directors for the annual meeting of stockholders to be held in the spring of 2003 must submit such proposal in writing to the Secretary of the Company at the Company's principal executive offices no later than DECEMBER 9, 2003.

         The By-laws of the Company establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders of the Company and for nominations by stockholders of candidates for election as directors at an annual meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by the Board of Directors or by a committee of the Board of Directors designated to make nominations, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors of the Company.

         To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business

                            - FOLD AND DETACH HERE -

REVOCABLE PROXY                  AAIPHARMA INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 2003

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Gregory S. Bentley and Albert N. Cavagnaro as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of aaiPharma Inc. (the "Company") held of record by the undersigned on March 21, 2003 at the annual meeting of stockholders to be held on May 15, 2003 or any adjournment thereof.

1. ELECTION OF DIRECTORS

   FOR the nominees listed below             WITHHOLD AUTHORITY
   (except as marked to the                  to vote for the nominees
   contrary below) [ ]                       listed below [ ]

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR A NOMINEE, STRIKE A LINE THROUGH
                     THE NOMINEE'S NAME IN THE LIST BELOW.)

                                 John E. Avery
                          Frederick D. Sancilio, Ph.D.
                              William H. Underwood

2. PROPOSAL TO APPROVE the Amended and Restated 1997 Stock Option Plan which amends the existing plan by (a) increasing the amount of options that may be granted to any individual under the plan, and (b) authorizing the issuance of an additional one million five hundred thousand (1,500,000) options to purchase shares of Company common stock;

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

3. PROPOSAL TO APPROVE the amendment to the Company's Certificate of Incorporation to increase the number of directors from ten to twelve;

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

4. PROPOSAL TO RATIFY AND APPROVE the appointment of Ernst & Young LLP as the independent public accountants for the Company for the fiscal year ending December 31, 2003; and

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

      Please sign and date on the reverse side and return in the enclosed postage-prepaid envelope.

                            - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE DIRECTORS, FOR THE AMENDED AND RESTATED 1997 STOCK OPTION PLAN, FOR THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND THIS PROXY WILL BE VOTED FOR THE NOMINEE DIRECTORS AND EACH PROPOSAL UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 8, 2003, and revokes all proxies heretofore given by the undersigned.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                Dated:                    ,2003
                                                       -------------------

                                                --------------------------------
                                                Signature

                                                --------------------------------
                                                Signature if held jointly

                                                PLEASE MARK, SIGN, DATE AND
                                                RETURN THE PROXY CARD PROMPTLY
                                                USING THE ENCLOSED
                                                POSTAGE-PREPAID ENVELOPE.